Exhibit 99.1

WACCAMAW BANKSHARES, INC.

News Release

FOR IMMEDIATE RELEASE

November 22, 2011

Contacts:

Geoff Hopkins

President

Waccamaw Bankshares, Inc.

(910) 914-4213

Waccamaw Bankshares announces stock to be delisted

WHITEVILLE, N.C. – Waccamaw Bankshares, Inc. (NASDAQ: WBNK), the bank holding company for Waccamaw Bank, announced today that its stock will be delisted from the Nasdaq Stock Market as of the opening of business on Wednesday, November 23, and that Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the company’s securities from listing and registration on Nasdaq.

The Company appeared before the Nasdaq Hearings Panel on August 4 for failure to file its Annual Report on Form 10-K for 2010 and its Quarterly Report on Form 10-Q for the first quarter of 2011, in violation of Nasdaq Listing Rule 5250(c)(1). The Company subsequently received deficiency letters from the staff of the Nasdaq Listing Qualifications Department regarding its failure to file its Quarterly Reports on Form 10-Q for the second and third quarters of 2011. The Panel considered these additional deficiencies in its decision.

After the hearing, the Panel decided to continue the Company’s listing on the condition that the Company file all of its delinquent periodic filings by December 5. On November 18 the Company informed the Panel that it would not be able to meet the December 5 deadline. In light of these circumstances, the Panel has determined to delist the company’s securities from the Nasdaq Stock Market.

About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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